Exhibit 5.1

May 21, 2026

Hyperliquid Strategies Inc

477 Madison Avenue

22nd Floor

New York, NY 10022

Re:	Hyperliquid Strategies Inc

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Hyperliquid Strategies Inc, a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-1 (the “Registration Statement”), including the related prospectus contained therein and forming a part thereof (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and resale by the selling stockholder named therein and its assignees (collectively, the “Selling Stockholder”) of up to 35,156,660 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), consisting of (i) up to 7,761,860 shares (the “Advisor Issued Shares”) of Common Stock, and (ii) up to 27,394,800 shares of the Company Common Stock (the “Advisor Warrant Shares”; together with the Advisor Issued Shares, collectively, the “Advisor Shares”) issuable upon the exercise of 27,394,800 warrants of the Company (the “Advisor Warrants”), that have been issued by the Company (or may be issued by the Company, with respect to the Advisor Warrant Shares) to the Selling Stockholder, in each case pursuant to a certain Business Combination Agreement, dated July 11, 2025, by and among the Company, Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation, Rorschach I LLC, a Delaware limited liability company, TBS Merger Sub Inc., a Delaware corporation and the Company’s wholly owned subsidiary and Rorschach Merger Sub, LLC, a Delaware limited liability company and the Company’s wholly owned subsidiary (as amended on September 22, 2025, the “Transaction Agreement”).

In rendering the opinions set forth below, we have reviewed such certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinions expressed below. In all such examinations we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinions expressed herein. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Registration Statement, and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transactions referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, other than the Company, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America, and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect.

Based upon and subject to the foregoing, we are of the opinion that (i) the Advisor Issued Shares have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) the Advisor Warrant Shares have been duly authorized and, upon the valid exercise of the Advisor Warrants in accordance with their terms, including proper issuance and delivery to the persons exercising such Advisor Warrants of the underlying Advisor Warrant Shares duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the holder of such Advisor Warrants, including, without limitation, the payment in full of the exercise price thereof, the Advisor Warrant Shares issued will be validly issued, fully paid and non-assessable.

Our opinions set forth above are subject to: (a) limitations imposed by bankruptcy, insolvency, receivership, conservatorship, reorganization, fraudulent conveyance, arrangement, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally; (b) rights to indemnification and contribution which may be limited by applicable law or equitable principles or otherwise unenforceable as against public policy; (c) the unenforceability under certain circumstances of provisions imposing liquidated damages, penalties, forfeiture, late payment charges, or an increase in interest rate upon delinquency in payment or the occurrence of any event of default; (d) applicable laws limiting unreasonable restraints on the alienation of property; and (e) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Very truly yours,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP